EXHIBIT 99.1

	Contacts:	W. Benjamin Moreland, CFO
Jay Brown, Treasurer
Crown Castle International Corp.
FOR IMMEDIATE RELEASE		713-570-3000

CROWN CASTLE INTERNATIONAL ANNOUNCES RECENT

INVESTMENTS AND SECOND QUARTER

EARNINGS SCHEDULE

July 12, 2005 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE: CCI) announced today that it purchased 10.4 million shares of its common stock for $175.8 million during the second quarter of 2005 (inclusive of previously announced purchases), entered into a definitive agreement to acquire 467 towers from TrinTel Communications, Inc. (“TrinTel”), based in Irving, Texas, for approximately $145 million in cash and made an additional investment of $55 million in FiberTower Corporation (“FiberTower”), a privately-held provider of backhaul services.

“We continue to invest in opportunities we believe will drive long-term shareholder value,” stated John P. Kelly, President and Chief Executive Officer of Crown Castle. “As we’ve stated previously, we analyze investments in our common shares similarly to the acquisition of other towers. I am excited that we’ve been able to commit $320 million to investments in our core tower business through the purchase of nearly 5% of our common shares outstanding as of March 31, 2005 and the acquisition of the TrinTel towers. Further, our additional investment in FiberTower, as part of a successful $150 million equity offering by FiberTower reflects our belief that there will be a significant demand for the backhaul solutions FiberTower provides to wireless carriers as the demand for additional wireless minutes of use increases. We remain focused on investing in opportunities that we believe will maximize long-term recurring cash flow per share and expanding the revenue sources on our towers.”

Crown Castle purchased 10.4 million shares of its common stock for $175.8 million at an average price of $16.94 per share during the second quarter of 2005 (inclusive of previously announced purchases of 8.0 million shares for $131.5 million). Crown Castle’s March 31, 2005 outstanding share count, pro forma for the announced purchases, is 213.6 million.

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Crown Castle’s acquisition of the TrinTel towers is expected to close on or about August 1, 2005. TrinTel’s portfolio produces approximately $14.4 million in annualized site rental revenue, over 98% of which is derived from wireless telephony tenants, and approximately $9.0 million in annualized site rental gross margin. Further, the portfolio was built between 1998 and 2001 and is generally concentrated in key US markets such as Dallas-Fort Worth, Detroit and New Orleans.

FiberTower designs, deploys and operates radio-based backhaul networks for major wireless carriers. With this additional investment, Crown Castle now owns approximately 32%, on a fully diluted basis, of FiberTower and remains FiberTower’s largest shareholder. Commensurate with Crown Castle’s investment, FiberTower raised a total of $150 million through an equity offering, with investments from Oak Investment Partners and Affiliates, Tudor Investment Corp. and Affiliates, Goldman, Sachs & Co. and Meritech Capital Partners and Affiliates. In addition, Crown Castle signed an agreement with FiberTower to have leased space on at least 400 Crown Castle towers at the end of two years.

Crown Castle utilized its cash balances to purchase its common shares and make its investment in FiberTower. Crown Castle expects to utilize its cash balances and borrowings under a contemplated new revolving credit facility to acquire the TrinTel towers. Crown Castle expects the impact to its 2005 recurring cash flow (defined as Adjusted EBITDA less interest expense less sustaining capital expenditures) from the acquisition of the TrinTel towers to be minimal given the timing of the transaction and the expected increase in interest expense from additional borrowings. Crown Castle will update its 2005 Outlook, including the expected impact from this acquisition in its second quarter earnings release on August 2, 2005.

Crown Castle plans to release its second quarter 2005 results on Tuesday, August 2, 2005 after the market closes. In conjunction with the release, Crown Castle has scheduled a conference call for Wednesday, August 3, 2005 at 10:30 a.m. eastern time. The conference call may be accessed by dialing 303-262-2051 and asking for the Crown Castle call at least 10 minutes prior to the start time or live over the Internet by logging on to the web at www.crowncastle.com.

A telephonic replay of the conference call will be available from 12:30 p.m. eastern time on Wednesday, August 3, 2005 through 11:59 p.m. eastern time on Wednesday, August 10, 2005 and may be accessed by dialing 303-590-3000 using passcode 11034431#. An audio archive will also be available on the company’s website at www.crowncastle.com shortly after the call and will be accessible for approximately 90 days.

Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle

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offers significant wireless communications coverage to 68 of the top 100 United States markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 10,600 and over 1,300 wireless communication sites in the U.S. and Australia, respectively. For more information on Crown Castle visit: http://www.crowncastle.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on our management’s current expectations. Such statements include, but are not limited to, plans, projections and estimates regarding (i) demand for FiberTower products and services, (ii) the acquisition, timing, closing and funding of the TrinTel towers, (iii) the entry into a new revolving credit facility, (iv) recurring cash flow (including on a per share basis), (v) interest expense, (vi) growth in wireless minutes of use, (vii) potential return on investments and (viii) the impact of the TrinTel Acquisition on recurring cash flow and financial results. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the Securities and Exchange Commission.

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